Pricing Supplement No. 10            Filing under Rule 424(b)(3) with respect to
Dated January 19, 1999                      Registration Statement No. 333-00745
CUSIP 37033LFG6

(To Prospectus dated February 23, 1996 and
 Prospectus Supplement dated February 28, 1996)


                                  $500,000,000

                               GENERAL MILLS, INC.

                           MEDIUM-TERM NOTES, SERIES E


                         Principal amount:     $25,000,000
            Interest Rate (if fixed rate):     5.39% per annum
                          Stated Maturity:     January 20, 2009
                       Specified Currency:     U.S. Dollars
        Applicable Exchange Rate (if any):     N/A
          Issue price (as a percentage of
                        principal amount):     100%
           Selling Agent's Commission (%):     0.625%
                              Agent's Fee:     $156,250.00
              Purchasing Agent's discount
                        or commission (%):     N/A
              Net proceeds to the Company:     $24,843,750.00
    Settlement date (original issue date):     January 20, 1999
    Redemption Commencement Date (if any):     N/A
               Redemption prices (if any):     N/A
                         Additional Items:     N/A

      "N/A" as used herein means "Not Applicable." "A/S" as used herein means "as stated in the Prospectus Supplement referred to above."

      If such Notes are denominated in other than U.S. Dollars, the applicable Foreign Currency Supplement is attached hereto.

      As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $442,725,000.


                               MERRILL LYNCH & CO.
                             WARBURG DILLON READ LLC

                            -----------------------
                                 NORTH CAROLINA

      The Commissioner of Insurance of the State of North Carolina has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus.